STEVEN W. WEIDENMULLER
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 22, 2008, (the “Effective Date”) by and between Colfax Corporation, a Delaware corporation (the “Company”), and Steven W. Weidenmuller (the “Executive”).  This Agreement amends, restates and supersedes the employment agreement entered into as of April 12, 2008 by and between the Company and the Executive.

1.           Positions, Duties and Term.  The Company hereby employs the Executive as its Senior Vice President, Human Resources and the Executive hereby accepts such employment, on the terms and conditions set forth below.  The principal place of employment of Executive shall be at the Company’s corporate offices in Richmond, VA, except for reasonable business travel.

1.1         Term.  The Executive’s employment hereunder shall be for a term commencing as of the Effective Date and ending as of the earliest of (i) December 31, 2009 or such later date to which the term of this Agreement may be extended pursuant to Subsection (a) (ii) the date that the Executive’s employment terminates pursuant to Subsections (c) or (d), below, or (iii) the date of the Executive’s death.  Notwithstanding any other provision in this Agreement, this Agreement automatically will terminate on December 31, 2008 if no initial public offering or Change in Control Event has occurred (the “Non-transaction”).

(a)   Extension of Term.  Unless the Executive’s employment with the Company terminates earlier in accordance with Subsections (c) or (d), the parties pursuant to Subsection (b) elect not to extend the term or the Agreement terminates due to the Non-transaction, the term of this Agreement automatically shall be extended as of December 31, 2008 and each December 31 thereafter, such that on each such date the term of employment under this Agreement shall be for a full two-year period.  In addition, if a Change in Control shall occur during the term of the Executive’s employment under this Agreement, this Agreement shall not expire prior to the second anniversary of the date of consummation of the Change in Control, and the term of this Agreement shall automatically be extended to the second anniversary, as necessary, to give effect to this provision as of such consummation date.

(b)   Election Not to Extend Term.  The Executive or the Board of Directors of the Company (the “Board”), by written notice delivered to the other, may at any time elect to terminate the automatic extension provision of Subsection (a).  Any such election may be made until the December 31st as of which the term would otherwise be extended for an additional one year.  Furthermore, the parties agree that expiration of this Agreement in accordance with the term end-date dictated by this Subsection (b) shall not in any event constitute termination by the Executive for Good Reason or by the Company without Cause under this Agreement.

(c)  Early Termination.  The Company may terminate the Executive’s employment with or without Cause or on account of Disability, with written notice delivered to the Executive from Board.  In the case of a termination by the Company for Cause, the Executive’s termination shall be effective immediately upon giving notice.  In the case of a termination without Cause or on account of Disability, the termination shall be effective as stated in such notice, but not earlier than 60 days following the date of the notice.

(d)   Early Resignation.  The Executive may resign from the Company for any reason, including Good Reason.  Executive may effect a Good Reason termination by providing at least 30 days’ written notice to the Board of the applicable Good Reason criteria and his termination effective date; provided that the notice must be given within 90 days of the occurrence of the condition that is the basis for such Good Reason; and further provided that if the basis for such Good Reason is correctible and the Company corrects the basis for such Good Reason within 30 days after receipt of such notice, the Good Reason defect shall be cured and Executive shall not then have the right to terminate his employment for Good Reason with respect to the occurrence addressed in the written notice.  In the case of a resignation other than for Good Reason, the termination shall be effective as stated in the notice, but not earlier than 60 days following the date of the notice.

(e)  Termination and Offices Held.  At the time Executive ceases to be an employee of the Company, the Executive agrees that he shall resign from any office he holds with the Company and its subsidiaries and any affiliate.

1.2         Duties.  The Executive shall faithfully perform for the Company the duties incident to the office of Senior Vice President, Human Resources and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board.  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially interfere with the Executive’s duties for the Company.

2.           Compensation.

2.1           Salary.  During the term of his employment under this Agreement, the Company shall pay the Executive a base salary at an annual rate of $239,240 (the “Base Salary”).  The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board or the Compensation Committee of the Board (the “Committee”), as applicable.  Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect.  The Base Salary shall be payable in equal biweekly installments or in such other installments as shall be consistent with the Company’s payroll procedures.

2.2           Annual Cash Incentive.  During the term of his employment under this Agreement, the Executive shall be eligible to receive an annual cash bonus based on performance objectives established by the Committee each year (the “Annual Cash Incentive”).  The Executive’s target Annual Cash Incentive amount will be the percentage of Base Salary designated as the target by the Committee, which amount shall be at least 45% of the Base Salary then in effect for each applicable year.  Notwithstanding the preceding, Executive’s Annual Cash Incentive, if any, may be below (including zero), at, or above the target based upon the achievement of the performance objectives.

2.3           Benefits.  During the term of his employment under this Agreement, the Executive shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, long-term incentive plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

2.4           Vacation.  During the term of his employment under this agreement, the Executive shall be entitled to vacation of twenty (20) working days per year.

2.5           Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the term the Executive’s employment under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

3.           Terminations Other than Without Cause or for Good Reason.  In the event of the Executive’s resignation other than for Good Reason, his termination of employment with the Company on account of death or Disability, or his termination by the Company for Cause, all obligations of the Company under Sections 1 and 2 will immediately cease.  In connection with this resignation or termination, the Company will pay the Executive (or, in the case of the Executive’s death, Executive’s beneficiary or, if none has been designated in accordance with Section 6.3, Executive’s estate), the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program.

4.           Terminations Without Cause or for Good Reason.  If during the term of his employment under this Agreement, Executive is terminated by the Company without Cause (and not on account of Disability) or resigns from the Company for Good Reason, all obligations of the Company under Sections 1 and 2 will immediately cease.  In connection with this resignation or termination, the Company will pay the Executive (or, in the case of the Executive’s death, Executive’s beneficiary or, if none has been designated in accordance with Section 8.3, Executive’s estate), the amount of the Executive’s Compensation Accrued at Termination, and the Executive’s rights, if any, under any Company benefit plan or program shall be governed by such plan or program.  In addition, in connection with a resignation or termination described in this Section 4, and subject to the requirements of Section 4.3, the Executive shall be entitled to the benefits described in Section 4.1 and, if applicable, Section 4.2.

4.1           Severance and Pro-Rata Bonus.  The benefit under this Section 4.1 shall consist of the following:

(i)
A single sum severance payment in cash equal to the sum of: (x) one (1) times the Executive’s Base Salary plus (y) one (1) times the Executive’s target Annual Cash Incentive in effect for the year; provided, however, that the Annual Cash Incentive component shall instead be the average of the two highest actual Annual Cash Incentive payments made in the three most recent performance periods, if this amount is greater and the Executive has received two such payments; and provided, further, that the multiplier under the provisions of (x) and (y) shall be “two (2) times” in the event the applicable termination of employment occurs within 3 months prior to a Change in Control Event or two (2) years after a Change in Control;

(ii)
In lieu of any annual cash incentive under Section 2.2 for the year in which Executive’s employment terminates, a single sum cash payment equal to the Partial Year Bonus (as defined in Section 10.6); and

(iii)
At Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of one (1) year or two (2) years in the event the applicable termination of employment occurs within 3 months prior to a Change in Control Event or two (2) years after a Change in Control.

4.2          Change in Control Termination Accelerated Vesting.  If the resignation or termination under this Section 4 shall occur within 3 months prior to a Change in Control Event or two (2) years after a Change in Control, the following provisions shall apply:

(i)
All equity or equity based awards held by Executive at termination of employment, including but not limited to, stock options, restricted stock and restricted stock units, and which time-vest based on service shall become vested and non-forfeitable, and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted; and

(ii)
Any performance objectives upon which the earning of performance-based restricted stock, restricted stock units, and other equity or equity-based awards and other long-term incentive awards (including cash awards,) is conditioned shall be deemed to have been met at the greater of (A) target level at the date of termination, or (B) actual performance at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

4.3           Waiver and Release Agreement.  In consideration of the severance payments described in Section 4.1 or Section 4.2, to which severance payments the Executive would otherwise not be entitled, and as a pre-condition to the Executive becoming entitled to such severance payments under this Agreement, the Executive agrees to execute at the time of Executive’s termination a Waiver and Release Agreement in exactly the form provided to the Executive by the Company without alteration or addition (the “Waiver and Release Agreement”), attached hereto as Exhibit A, the terms and conditions of which are specifically incorporated herein by reference.

5.           Golden Parachute Excise Tax Provisions.  In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), to the Executive or for his or her benefit paid or payable or distributed to or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the total Payments shall be reduced to the extent the payment of such amounts would cause the Executive’s total termination benefits to constitute an “excess” parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive (or the Executive’s tax advisor) determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.  Except as otherwise expressly provided herein, all determinations under this Section 5 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld.  Such determination shall be binding upon Executive and the Company.

5.1          Company Withholding.  Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

6.           Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

6.1           Confidential Information.  The Executive acknowledges that, during the course of his employment with the Company, the Executive may receive special training and/or may be given access to or may become acquainted with Confidential Information (as hereinafter defined) of the Company.  As used in this Section 6.2, “Confidential Information” of the Company means all trade practices, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software and all other compilations of information which relate to the business of the Company, or to any of its subsidiaries, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

The Executive acknowledges that the Confidential Information of the Company, as such may exist from time to time, are valuable, confidential, special and unique assets of the Company and its subsidiaries, expensive to produce and maintain and essential for the profitable operation of their respective businesses.  The Executive agrees that, during the course of his employment with the Company, or at any time thereafter, he shall not, directly or indirectly, communicate, disclose or divulge to any Person (as such term is hereinafter defined), or use for his benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its subsidiaries acquired during his employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries, except as required in the course of his employment with the Company or as otherwise may be required by law.  For purposes if this Agreement, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity or any government, governmental agency or political subdivision.

All documents relating to the businesses of the Company and its affiliates including, without limitation, Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, are the exclusive property of the Company and such respective subsidiaries, and must not be removed from the premises of the Company, except as required in the course of the Executive's employment with the Company.  The Executive shall return all such documents (including any copies thereof) to the Company when the Executive ceases to be employed by the Company or upon the earlier request of the Company or the Board.

6.2           Noncompetition.  During the term of this Agreement (including any extensions thereof) and for a period of one (1) year or, in the case of a termination described in Section 4.2, two (2) years following the termination of the Executive's employment under this Agreement for any reason, the Executive shall not, except with the Company's express prior written consent, directly or indirectly, in any capacity, for the benefit of any entity or person (including the Executive) become employed by, own, operate, manage, direct, invest in (except through a mutual fund), or otherwise, directly or indirectly, engage in, or be employed by, any entity or person which competes with the Business (as hereinafter defined) within the Territory.  For purposes of this Agreement, “Business” shall mean a company involved in the manufacture and sale of pumps, valves or fluid handling systems.  For purposes of this Agreement, “Territory” shall mean the United States of America.

6.3         Non-Solicitation.  During the term of this Agreement (including any extension thereof) and for a period of two (2) years or, in the case of a termination described in Section 4.2, three (3) years following the termination of the Executive’s termination under this Agreement for any reason, the Executive shall not, except with the Company’s express prior written consent, directly or indirectly, in any capacity, for the benefit of any entity or person (including the Executive) solicit, service, divert, take away, or contact any customer, client or employee of the Company, or any of its subsidiaries, or promote a competing service to any customer, client or employee of the Company, its subsidiaries or any of its respective businesses.

6.4          Cooperation With Regard to Litigation.  Executive agrees to cooperate with the Company, during the term and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations.  The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance.

6.5           Non-Disparagement.  Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Executive’s successor in office make any such statements or representations regarding Executive.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

6.6           Survival.  The provisions of this Section 6 shall survive the termination of the Term and any termination or expiration of this Agreement.

6.7           Remedies.  Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 7 the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages.  The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 6.  The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 6, including but not limited to the recovery of damages from Executive.  Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 7, that willful actions by Executive have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Section 5.1, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 6.6. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.

7.           Governing Law; Disputes; Arbitration.

7.1          Governing Law.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of law principles.  If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement.  The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.  If any court determines that any provision of Section 7 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

7.2          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of Richmond, Virginia by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts:  (i) the United States District Court for the Fourth Circuit, (ii) any of the courts of the Commonwealth of Virginia, or (iii) any other court having jurisdiction.  The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum.  The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.  Notwithstanding any provision in this Section 7, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

7.3          WAIVER OF JURY TRIAL.  TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  This provision is subject to Section 7.2, requiring arbitration of disputes hereunder.

8.           Miscellaneous.

8.1          Integration.  This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries.  This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto.  Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

8.2          Successors; Transferability.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.  Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 8.3.

8.3          Beneficiaries.  Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.

8.4          Notices.  Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Company:

Colfax Corporation
Attn:  Steven W. Weidenmuller
8730 Stony Point Parkway, Suite 150
Richmond, VA 23235

With a copy to:

Michael Silver, Esquire
Hogan & Hartson LLP
555 13th Street NW
Washington, D.C.  20004

If to Executive:

Steven W. Weidenmuller
3255 Queen’s Grant Drive
Midlothian, VA 23113

If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement.  In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.

8.5         Reformation.  The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.

8.6         Headings.  The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.

8.7         No General Waivers.  The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions.  No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

8.8         No Obligation To Mitigate.  Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 2.3 hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

8.9         Offsets; Withholding.  The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity.  The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.

8.10       Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

8.11       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.12       Representations of Executive.  Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder.  In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 3 and shall have no further obligations to Executive hereunder.  Notwithstanding a termination by the Company under this Section 8.12, Executive’s obligations under Section 6 shall survive such termination.

9.           D&O Insurance.

The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the Effective Date.

10.         Definitions Relating to Termination Events.

10.1       Cause.  For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	Conviction for commission of a felony or a crime involving moral turpitude;

(ii)	Willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates;

(iii)
Willful and continued failure to substantially perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.

No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.

10.2        Change in Control.  For purposes of this Agreement, a “Change in Control” means the following:

(i)
A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction or on the Effective Date, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)
During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 10.2(i) hereof or Section 10.2(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)
Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(B)
After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity;  provided, however, that no person or group shall be treated for purposes of this Section 10.2(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.

10.3       Change in Control Event.  For purposes of this Agreement, “Change in Control Event” means the earlier to occur of (i) a Change in Control or (ii) the execution and delivery by the Company of a definitive agreement providing for a Change in Control.

10.4       Compensation Accrued at Termination.  For purposes of this Agreement, “Compensation Accrued at Termination” means the following:

(i)
The unpaid portion of annual Base Salary at the rate payable, in accordance with Section 2.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)
Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 2.2 and 2.3 hereof (including any earned and vested Annual Cash Incentive) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)
Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 2.5, in accordance the Company’s reimbursement policies as in effect at the date of such termination.

10.5       Disability.  For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.

10.6       Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:

(i)
The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s position or the conditions of Executive’s employment from those specified in Section 1 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)
A reduction by the Company in Executive’s Base Salary or the setting of Executive’s annual target incentive opportunity or payment of earned Annual Cash Incentive in amounts materially less than specified under or otherwise not in conformity with Section 2 hereof;

(iii)
The Company requiring Executive to relocate his principal place of business for the Company to a location at least 35 miles from his current place of business, and which is at least 35 miles longer distance from his place of residence;

(iv)	Thefailure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

(v)	Any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement;

10.7       Partial Year Bonus.  For purposes of this Agreement, a Partial Year Bonus is an amount equal to the target Annual Cash Incentive compensation that would have become payable to Executive for that year multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COLFAX CORPORATION

By:	/s/ John A. Young
Name:	John A. Young
Title:	President & CEO

/s/ Steven W. Weidenmuller
Steven W. Weidenmuller

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT is entered into as of [TO BE DETERMINATED AT TERMINATION OF EMPLOYMENT] (the “Effective Date”), by _____________ (the “Executive”) in consideration of the severance pay provided to the Executive by Colfax Corporation  (the “Company”) pursuant to the Executive Employment Agreement (the “Employment Agreement”) by and between the Company and the Executive (the “Severance Payment”).

1.           Waiver and Release.  The Executive, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Waiver and Release Agreement, concerning his or her employment or separation from employment.  This release includes, but is not limited to, any claim or entitlement to salary, bonuses (but not including payment of any remaining bonus under the Employment Agreement), any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium.

The Executive understands that by signing this Waiver and Release Agreement he or she is not waiving any claims or administrative charges which cannot be waived by law.  He or she is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on his or her behalf arising out of or related to his or her employment with and/or separation from employment with the Company.

The Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Waiver and Release Agreement.

2.           Acknowledgments.  The Executive is signing this Waiver and Release Agreement knowingly and voluntarily.  He or she acknowledges that:

(a)	He or she is hereby advised in writing to consult an attorney before signing this Waiver and Release Agreement;

(b)
He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Waiver and Release Agreement and is signing this Waiver and Release Agreement knowingly and voluntarily of his or her own free will;

(c)	He or she is not entitled to the Severance Payment unless he or she agrees to and honors the terms of this Waiver and Release Agreement;

(d)
He or she has been given at least [twenty-one (21)] [forty-five (45)] calendar days to consider this Waiver and Release Agreement, or he or she expressly waives his or her right to have at least [twenty-one (21)] [forty-five (45)] days to consider this Waiver and Release Agreement;

(e)
He or she may revoke this Waiver and Release Agreement within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer.  He or she further understands that this Waiver and Release Agreement is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if he or she revokes this Waiver and Release Agreement within the seven (7) day revocation period, he or she will not receive the Severance Payment;

(f)
He or she has read and understands the Waiver and Release Agreement and further understands that it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Waiver and Release Agreement that he or she may have against the Employer; and

(g)	No statements made or conduct by the Employer has in any way coerced or unduly influenced him or her to execute this Waiver and Release Agreement.

3.           No Admission of Liability.  This Waiver and Release Agreement does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against the Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.           Entire Agreement.  There are no other agreements of any nature between the Employer and the Executive with respect to the matters discussed in this Waiver and Release Agreement, except as expressly stated herein, and in signing this Waiver and Release Agreement, the Executive is not relying on any agreements or representations, except those expressly contained in this Waiver and Release Agreement.

5.           Execution.  It is not necessary that the Employer sign this Waiver and Release Agreement following the Executive's full and complete execution of it for it to become fully effective and enforceable.

6.           Severability.  If any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

7.           Governing Law.  This Waiver and Release Agreement shall be governed by the laws of the State of Delaware, excluding the choice of law rules thereof.

8.           Headings.  Section and subsection headings contained in this Waiver and Release Agreement are inserted for the convenience of reference only.  Section and subsection headings shall not be deemed to be a part of this Waiver and Release Agreement for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day and year first herein above written.

EXECUTIVE:

[NAME OF EXECUTIVE]